Exhibit 10.14

Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”) is entered on June 1, 2021, by and between Zero Nox Inc. (“ZeroNox”), Progreens New Energy Technology (Suzhou) Co., Ltd. (“Progreens”), and Zhejiang GoodSense Forklift Co., Ltd. (“GoodSense”). ZeroNox, Progreens, and GoodSense are collectively referred to herein collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Parties wish to enter into a strategic alliance to design, develop, manufacture, market, sell, and service electric forklifts.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the Parties hereto do mutually agree as follows:

1. SCOPE OF STRATEGIC ALLIANCE

The Parties agree to collaborate long-term on the design, development, manufacturing, marketing, selling, and servicing of electric forklifts. The purpose of this alliance is to allow full transparency and the free flow of ideas between both Parties in all above mentioned areas in a combined effort for a successful, profitable, and streamlined establishment and enhancement of the “PEAK” brand, with all electric vehicles being labeled “Powered by ZeroNox”. Each Party acknowledges their respective roles as outlined below in Section 2 and agrees to work in good faith for the shared benefit of the collective with ZeroNox exclusively managing the front-end brand with sales and marketing throughout the world globally, GoodSense principally handling the back-end design and manufacture of the forklifts, and Progreens together with ZeroNox principally handling the battery package design and production for the forklifts.

2. ROLES AND RESPONSIBILITES OF PARTIES

The Parties’ Roles and Responsibilities in this agreement are defined below:

ZeroNox:

●	Design, development and production of battery packages for PEAK forklifts in collaboration with Progreens and GoodSense.
●	Design and development of “PEAK” brand and line of forklifts in collaboration with Progreens and GoodSense, including a proprietary ZeroNox electric motor to be used within the brand.
●	Provide input and feedback to Progreens and Goodsense for continuous improvement of PEAK forklifts with manufacturing and design.
●	Build out and manage a proficient and effective website and social media presence for the “PEAK” brand.
●	Grow sales both nationally and internationally utilizing the ZeroNox sales team.
●	Establish and manage a dealer network for the PEAK vehicles including, an online dealer portal for products and parts.
●	Establish a warrantee holdback account for every PEAK forklift sold to insure brand confidence.
●	Be the exclusive distributor of any GoodSense-manufactured forklift with a Lithium battery outside of the continent of Asia.

Progreens:

●	Design, development and production of battery packages for PEAK forklifts in collaboration with ZeroNox and GoodSense.
●	Oversee manufacturing of the battery packages for PEAK forklifts, ensuring excellence in quality control and timely production.
●	Act as liaison between any battery package parts manufacturers to assure lowest price and highest quality.
●	Provide full transparency in parts/vehicle/shipping costs to ensure cost competitiveness.
●	Sell PEAK forklifts, including battery packages, to ZeroNox or its subsidiaries at an agreed upon per unit price plus consulting fee. This arrangement will be separately signed and added to this agreement as an addendum/s.

GoodSense:

●	Design, development and production PEAK forklifts in collaboration with ZeroNox and Progreens.
●	Closely monitor manufacturing of the PEAK forklifts, ensuring excellence in quality control and timely production.
●	Act as liaison between any forklift parts manufacturers to assure lowest price and highest quality.
●	Provide full transparency in parts/vehicle/shipping costs to ensure cost competitiveness.
●	Negotiate with Progreens an agreed upon per unit price for the forklifts. This arrangement will be separately signed and added to this agreement as an addendum/s.
●	Use ZeroNox as your exclusive distributor for any GoodSense-manufactured forklift with a Lithium battery outside of the continent of Asia.

3. PERIOD OF PERFORMANCE

This Agreement shall be effective as of the date first set forth above, and shall expire on mutual agreement of the Parties, or upon material breach of the terms of this Agreement.

4. CONFIDENTIAL INFORMATION

The Parties acknowledge and agree that in the course of the performance of their “Roles and Responsibilities” set forth in Section 2 above, or additional services that may be performed pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other Party which information may contain trade secrets, proprietary data or other confidential material of that Party, and that such information will be kept confidential by the Parties, as set forth more fully in the Non-Disclosure and Non-Circumvention Agreement which is attached hereto as Exhibit A. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both Parties.

5. NO PARTNERSHIP

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between ZeroNox, Progreens, and GoodSense, and neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The Parties do not contemplate a sharing of profits relating to the Agreement so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction. Revenues and expenses relating to the Roles and Responsibilities and any additional services shall be reported separately by the Parties for tax purposes. During the performance of any of the Roles and Responsibilities, Progreens and GoodSense employees will not be considered employees of ZeroNox, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker’s compensation, industrial accident, labor or taxes of any kind.

6. INDEMNIFICATION

Each of ZeroNox, Progreens, and GoodSense, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney’s fees) resulting solely and directly from the indemnifying party’s negligence or willful misconduct. Neither ZeroNox, Progreens, nor GoodSense shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each of ZeroNox, Progreens, and GoodSense agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

7. LIMITATIONS OF LIABILITY

a. Exclusion of damages

Each Party agrees that in no event will the other Party or its suppliers or licensors be liable, under any theory of liability, however arising: for any costs of cover or for indirect, special, incidental, or consequential damages of any kind (including any loss of use, interruption of business, loss of business profits, loss of business information, and the like) arising out of this Agreement, even if such Party has been advised of the possibility of such damages. These limitations shall apply despite any failure of essential purpose of any limited warranty or remedy.

b. Limitation on damages

If there shall be any liability of one Party to the other that arises out of or is in any way connected to this Agreement, each Party’s aggregate liability for all damages, losses and causes of action whether in contract, tort (including negligence) or otherwise, either jointly or severally, shall not exceed the total amounts paid by the claiming party to the liable party until the immediately preceding day that the act or omission occurred that gave rise to the claim. Each Party acknowledges that the other is not an insurer, and that the payments made hereunder are based solely on the value of the services and are not sufficient to warrant assuming any risk of consequential or other damages due to negligence or failure to perform. Due to the nature of the services to be performed, it is impracticable and extremely difficult to fix the actual damages, if any, which may result (proximately or otherwise) from negligence or failure to perform under this Agreement. This limitation of liability reflects an allocation of risk between the Parties in view of the fees charged, is not a penalty, and shall be exclusive. The limitations in this Agreement shall apply despite any failure of essential purpose of any limited warranty or remedy.

8. NON-SOLICITATION OF PERSONNEL

ZeroNox, Progreens, and GoodSense agree not to engage in any attempt whatsoever to hire, or to engage as independent contractors, the other’s employees or independent contractors during the term of this Agreement and for a period of 2 years following expiration or termination of this Agreement except as may be mutually agreed in writing.

9. INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by ZeroNox, Progreens, and GoodSense, and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement, shall be deemed work-for-hire, as set forth more fully in the Non-Disclosure and Non-Circumvention Agreement which is attached hereto as Exhibit A. The Parties agree and acknowledge that ZeroNox has exclusive rights to use the “PEAK” brand as a trademark and in connection with forklifts, and Progreens and GoodSense agree not to use the “PEAK” brand as a trademark or in connection with forklifts without express consent from ZeroNox. In addition, GoodSense and Progreens agree that ZeroNox will be the exclusive distributor of any GoodSense-manufactured forklift with a Lithium battery outside of the continent of Asia.

10. ENTIRE AGREEMENT

This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except in writing signed by a duly authorized representative of each of the Parties.

11. CONFLICT

In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

12. ASSIGNMENT AND DELEGATION

Neither Party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other Party.

13. NOTICES

Any notice required or permitted to be given under this Agreement shall be done through email at the specified email below:

ZeroNox: vonnc@zeronox.com

Progreens:

GoodSense: rita@goodsenseforklift.com

14. SEVERABILITY

If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

15. GOVERNING LAW AND VENUE

This Agreement shall be governed and construed in accordance with the WIPO Mediation Rules. If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The arbitral tribunal shall consist of a sole arbitrator. The place of mediation or arbitration shall be Singapore. The language to be used in the mediation or arbitration shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the law of the State of California.

By:	/s/ Vonn R. Christenson	Date:	6/1/21
Vonn R. Christenson for Zero Nox Inc.

By:		Date:	2021/6/1

for Progreens New Energy Technology (Suzhou) Co., Ltd.

By:		Date:	2021/6/1

for Zhejiang GoodSense Forklift Co., Ltd.